UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3630
(Primary Standard Industrial Classification Code Number)

26-2137574
(I.R.S. Employer Identification Number)

15720 N. Greenway Hayden Loop, Suite 2
Scottsdale, AZ 85260
(480) 275-7572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robertson J. Orr, CEO
15720 N. Greenway Hayden Loop, Suite 2
Scottsdale, AZ 85260
(480) 275-7572
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	9,000,000(4)	$0.75	$6,750,000	$840.38

(1)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Based on the offering price of each unit registered in this offering.

(3)

The fee is calculated by multiplying the aggregate offering amount by 0.0001245, pursuant to Section 6(b) of the Securities Act of 1933.

(4)

This number includes 4,500,000 shares and 4,500,000 shares underlying the warrants.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY ____, 2018

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Trutankless, Inc.

4,500,000 Units

This prospectus relates to the sale of 4,500,000 units, each unit consisting of one share of common stock, par value $0.001 (“Common Stock”) and one warrant to purchase one share of Common Stock of Trutankless, Inc. (referred to herein as the “Company”), at a public offering price of $0.75 per unit (the “Primary Offering”).  The warrants included within the units are exercisable immediately, have an exercise price of $0.50 per share, and expire five years from the date of execution.  The Primary Offering terminates 12 months after commencement of this offering on _____, 2019.  The Company is offering the shares on a self-underwritten, “best efforts” basis through our officers and directors.  The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. Mr. Orr has no experience conducting “best efforts” offerings, and there is no minimum amount of Common Stock required to be purchased, and, therefore, the total Primary Offering proceeds received by the Company might not be enough to fund the Company’s planned operations.  Further, the trading market for our Shares has been extremely limited and there have only been minimal and sporadic public quotations for our Shares.  No commission or other compensation related to the sale of Common Stock in the Primary Offering will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page ___ where we describe specific risks associated with an investment in Trutankless, Inc., and these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS __________, 2018.

v

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us" and “TKLS” refer to Trutankless Inc.

Our Company

Trutankless Inc. was incorporated in the state of Nevada on March 7, 2008. The Company is headquartered in Scottsdale, Arizona and currently operates through its wholly-owned subsidiary, Bollente, Inc., a Nevada corporation incorporated on December 3, 2009. We are involved in sales, marketing, research and development of a new high quality, whole-house, electric tankless water heater that is more energy efficient than conventional products.

We manufacture and distribute trutankless® water heaters, a line of new, high-quality, highly efficient electric tankless water heaters. Our trutankless® water heaters are engineered to outperform and outlast both its tank and tankless predecessors in energy efficiency, output, and durability. It provides endless hot water on demand for a whole household and it also integrates with home automation systems. We have several features and design innovations which are new to the electric tankless water heater market that we believe will give our products a sustainable competitive advantage over our rivals in the market. Our trutankless® water heaters are available through wholesale plumbing distributors, including Ferguson, Hajoca, Hughes Supply, WinSupply locations, Morrison Supply, and several regional distributors. A partial listing of wholesalers may be found on our website (www.trutankless.com).

Our trutankless® water heaters were officially launched in the first quarter of 2014 and is sold throughout the wholesale plumbing distribution channel. We began generating revenue in the first quarter of 2014. As of the fiscal year ended December 31, 2014, we generated $238,912 in revenue. As of the fiscal year ended December 31, 2015, we generated $265,504 in revenue. As of the fiscal year ended December 31, 2016, we generated $429,582 in revenue.  As of the fiscal year ended December 31, 2017, we generated $695,857 in revenue.

On August 13, 2015, we formed a wholly-owned subsidiary, Bollente International, Inc. (“Bollente International”), to begin international manufacturing and sales expansion for our trutankless® line of water hearters. The Company no longer operates Bollente International and on July 30, 2018, the Company caused Bollente International to be dissolved.

No member of our management or any of our affiliates have been previously involved in the management or ownership of a development stage company that has not implemented its business plan, engaged in a change of control or similar transaction or has generated no or minimal resources to date.

As of the date of this prospectus we have two officers who also serve as our board of directors and who we anticipate will devote 30 to 40 hours a week to the company going forward. We currently have nine full-time employees, including our two officers and two part-time employees. Additionally, even with the sale of securities offered hereby, we will not have the financial resources needed to hire additional employees or meaningfully expand our business. It is possible we will sustain operating losses for at least the next 12 months. Even if we sell all the securities offered, a substantial portion of the proceeds of the offering will be spent for costs associated with the offering, fees associated with SEC reporting requirements, and working capital. Investors should realize that following this offering we will be required to raise additional capital to cover the costs associated with our business plan.

TKLS’s address and phone number are:

Trutankless, Inc.

15720 N. Greenway Hayden Loop

Suite 2

Scottsdale, AZ 85260

(480) 275-7572

SUMMARY OF THE OFFERING

Securities Offered(1)

4,500,000 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock.  Each warrant is exercisable immediately, will have an exercise price of $0.50 per share, and expire five years from the date of execution.

Price Per Unit (2)	$0.75

Common Stock Outstanding before Offering	31,799,906 shares of common stock

Common Stock Outstanding after Offering (4)	36,299,906 shares of common stock

Estimated Total Proceeds	$3,375,000

Offering Expenses(3)	$22,500

Net Proceeds after Offering Expenses	$3,352,500

Use of Proceeds	Other than the expenses of the offering, the proceeds of the offering will be used for; accounting, marketing, product development, legal, and general working capital.

Subscriptions	Subscriptions are to be made payable to “Trutankless Inc.”

(1)

Management may not, and will not purchase any shares in this offering.

(2)

Our common stock is presently traded on the OTCQB marketplace, operated by OTC Markets Group under the symbol TKLS. July 26, 2018, the last sale price of our shares as reported by the OTC Markets was $0.495 per share.

(3)

Total reflects an estimate of costs including: accounting and audit $5,000, legal $15,000, copy and printing $500, and $2,000 for transfer agent and EDGAR/XBRL services.

(4)

These 36,299,906 shares do not include the shares underlying the warrants to be issued as part of the units offered by us in this offering.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	For the years ended
	December 31, 2017	December 31, 2016

Revenue	$695,857	$429,582

Cost of goods sold	(530,593)	(490,276)

Gross profit	165,264	(60,694)

Operating expenses
General and administrative	1,710,117	1,031,644
Research and development	165,218	-
Professional fees	694,736	1,797,048
Total operating expenses	2,570,071	2,828,692

Other expenses
Other (expense) income	-	193
Interest expense	(467,164)	(383,641)
Total expenses	(467,164)	(383,448)

Net loss	$(2,871,971)	$(3,272,834)

Net loss per common share - basic	$(0.11)	$(0.15)

Weighted average number of common shares outstanding - basic	$25,086,788	$21,139,129

	For the years ended
	December 31, 2017	December 31, 2016
Balance Sheet Data:	(audited)	(audited)

Total assets	$702,345	$509,794
Total liabilities	$2,135,977	$1,136,419
Total liabilities and stockholders' equity	$702,345	$509,794

	For the three months ended
	March 31, 2018	March 31, 2017
Income Statement Data:	(unaudited)	(unaudited)

Revenue	$425,046	$115,308

Cost of goods sold	(321,447)	(63,945)

Gross profit	103,599	51,363

Operating expenses
General and administrative	275,034	173,952
Research and development	-	52,149
Professional fees	144,794	166,608
Total operating expenses	419,828	392,709

Other expenses
Interest expense	(108,523)	(140,449)
Total expenses	(108,523)	(140,449)

Net loss	$(424,752)	$(481,795)

Net loss per common share - basic	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic	$28,652,385	$24,008,295

March 31, 2018
Balance Sheet Data:	(unaudited)

Total assets	$1,003,391
Total liabilities	2,295,025
Total liabilities and stockholders' equity	$1,003,391

RISK FACTORS

Investors in TKLS should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

Risks Relating to our Business

If we are unable to attract and retain key personnel, our business could be harmed.

If any of our key employees were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Our employment relationships are generally at-will. We cannot assure that one or more key employees will not leave in the future. We intend to continue to hire additional highly qualified personnel, but may not be able to attract, assimilate or retain qualified personnel in the future. Any failure to attract, integrate, motivate and retain these employees could harm our business.

We are subject to significant competition from large, well-funded companies.

The industry we compete in is characterized by intense competition and rapid and significant technological advancements. Many companies are working in a number of areas similar to our primary field of interest to develop new products; some of which may be similar and/or competitive to our products.

Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, sales and distribution and other resources than us. If a competitor enters the tankless water heater industry and establishes a greater market share in the direct-selling channel, our business and operating results will be adversely affected.

Our auditors have substantial doubt about our ability to continue as a going concern.  Additionally, our auditor’s report reflects that the ability of the Company to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that the ability of the Company to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to investors.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our very recent start-up nature, we will have to incur the costs of product development, import expenses, advertising, in addition to hiring new employees and commencing additional marketing activities for product sales and distribution. To fully implement our business plan we will require substantial additional funding.

We will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders may lose part or all of their investment.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We have two individuals performing the functions of all officers and directors. Mr. Orr, our CEO, and Mr. Stebbins, our president, have developed our internal control procedures and are responsible for monitoring and ensuring compliance with those procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

We depend on certain key employees, and believe the loss of any of them would have a material adverse effect on our business.

We will be dependent on the continued services of our management team, as well as our outside consultants. While we have no assurance that our current management will produce successful operations, the loss of such personnel could have an adverse effect on meeting our production and financial performance objectives. We have no assurance that we will not lose the services of these or other key personnel and may not be able to timely replace any personnel if we do lose their services.

Our ability to attract qualified sales and marketing personnel is critical to our future success, and any inability to attract such personnel could harm our business.

Our future success may also depend on our ability to attract and retain additional qualified design and sales and marketing personnel. We face competition for these individuals and may not be able to attract or retain these employees, which could have a material adverse effect on our results of operations and financial condition.

We depend on contract manufacturers, and our production and products could be harmed if it is unable to meet our volume and quality requirements and alternative sources are not available.

We rely on contract manufacturers to provide manufacturing services for our products. If these services become unavailable, we would be required to identify and enter into an agreement with a new contract manufacturer or take the manufacturing in-house. The loss of our contract manufacturers could significantly disrupt production as well as increase the cost of production, thereby increasing the prices of our products. These changes could have a material adverse effect on our business and results of operations.

Risks Related to Our Intellectual Property and Technology

If we fail to secure or protect our intellectual property rights, our products and competitors may be able to use our designs, each of which could harm our reputation, reduce our revenues and increase our costs.

We will rely on intellectual property laws to protect our proprietary rights with respect to our trademarks and pending patent. We are susceptible to injury from patent infringement, which may harm our reputation for producing high-quality products or force us to incur additional expense in enforcing our rights. It is difficult and expensive to detect and prevent patent infringement. Despite our efforts to protect our intellectual property, some may attempt to violate our intellectual property rights by using our trademarks and imitating our products, which could potentially harm our brand, reputation and financial condition.

We may face significant expenses and liability in connection with the protection of our intellectual property rights. Infringement claims and lawsuits likely would be expensive to resolve and would require substantial management time and resources. Any adverse determination in litigation could subject us to the loss of our rights to a particular trademark, which could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability, any of which would harm our results of operations. Aside from infringement claims against us, if we fail to secure or protect our intellectual property rights, our competitors may be able to use our designs. If we are unable to successfully protect our intellectual property rights or resolve any conflicts, our results of operations may be harmed.

Our reliance on intellectual property and other proprietary information subjects us to the risk that these key ingredients of our business could be copied by competitors.

Our success depends, in significant part, on the proprietary nature of our technology. If a competitor is able to reproduce or otherwise capitalize on our technology, despite the safeguards we have in place, it may be difficult, expensive or impossible for us to obtain necessary legal protection.

In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and contractual provisions and a system of internal safeguards to protect our proprietary information. However, any of our registered or unregistered intellectual property rights may be challenged or exploited by others in the industry, which might harm our operating results.

Risks Relating to Our Units and this Offering

The Units in the Primary Offering are being offered and sold on a “self-underwritten, best efforts” basis.

The Units in the Primary Offering are being offered and sold in a direct public offering on a “self-underwritten, best efforts” basis, which means (a) no minimum number of Units need be subscribed for in order for the Company to consummate the sale of any of the Units and utilize the proceeds therefrom; and (b) the Company will not use the services of an underwriter and our executive officers and directors will attempt to sell the Units directly to investors. Subscription proceeds for Units sold in the Primary Offering will be paid directly to the Company and will not be held in a segregated or escrow account. Moreover, the Primary Offering is self-underwritten and accordingly, there is no lead underwriter who would undertake a due diligence or comparable examination of the Company, its business and affairs.

Because our management will have broad discretion over the use of the net proceeds from the sale of Shares in the Primary Offering, you may not agree with how we use them.

We intend to use the net proceeds from the sale for the Units in the Primary Offering to support our business operations, working capital and other general corporate purposes. Therefore, our management will have broad discretion as to the use of the net proceeds from the Primary Offering. Accordingly, you will be relying on the judgement of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether th such proceeds are being used appropriately.

A liquid trading market for our Common Stock  may not develop and be sustained.

Our Common Stock is quoted on the OTCQB tier of the over-the counter market operated by OTC Markets Group under the symbol “TKLS.” However, the market for our Common Stock has been extremely limited and there have only been mimimal and sporadic public quotations for our Common Stock. A liquid trading market for our Common Stock may never develop or be sustained following the Primary Offering. If a liquid market for our common stock does not develop, or if developed, is not sustained, it may be difficult for you to sell Common Stock you purchase in the Primary Offering without depressing the market price for the Common Stock or at all.

The market price for our common stock, assuming a liquid trading market develops and is sustained, may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our Share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock, assuming a liquid trading market develops and is sustained may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our Share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our Share price is attributable to a number of factors. First, as noted above, our common stock is sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of Common Stock by our stockholders may disproportionately influence the price of those Common Stock in either direction. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of Common Stock or the availability of common stock for sale at any time will have on the prevailing market price.

Because our common stock could remain under $5.00 per share, it could continue to be deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is currently under $5.00 per share, it is considered a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. If the trading price of the common stock stays below $5.00 per share, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•

Deliver to the customer, and obtain a written receipt for, a disclosure document;

•

Disclose certain price information about the stock;

•

Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•

Send monthly statements to customers with market and price information about the penny stock; and

•

In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to accept the common stock for deposit into an account or, if accepted for deposit, to sell the common stock and these restrictions may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “all or nothing,” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

Available Information

Our periodic reports filed with the SEC, which include Form 10-K, Form 10-Q, Form 8-K and amendments thereto, may be accessed by the public free of charge from the SEC. Electronic copies of these reports can be accessed at the SEC’s website (http://www.sec.gov). Copies of these reports may also be obtained, free of charge, upon written request to: Trutankless Inc., 15720 N Greenway-Hayden Loop, Unit 2, Scottsdale, AZ 85260, Attn: Corporate Secretary. The public may read or obtain copies of these reports from the SEC at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 (1-800-SEC-0330).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

USE OF PROCEEDS

The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing. We anticipate, based on currently proposed plans and assumptions relating to our plan of operations, that the net proceeds of this offering of $3,352,500 and cash flow from operations, if any, will be adequate to satisfy our capital needs for approximately 12 months following consummation of this offering. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures. The net proceeds from the sale of the units offered hereby are estimated to be approximately $3,352,500. We intend to utilize the estimated net proceeds following the offering for the following purposes:

Amount
Total Proceeds	$3,375,000

Less: Offering Expenses
Accounting and Audit	$5,000
Legal	$15,000
Copying	$500
Transfer Agent Fees
EDGAR Fees	$2,000

Net Proceeds from Offering	$3,352,500

Use of Net Proceeds

Accounting Fees (1)	$36,000
Legal(2)	$15,000
Working Capital (3)	$3,301,500

(1)

Accounting Fees. We have allocated up to $36,000 in services in assisting us in our SEC reports and preparation of our financial statements for a twelve month period.

(2)

Legal Fees.  We have allocated up to $15,000 in services for assistance in our SEC reports for a twelve month period.

(3)

Working Capital. Includes any application deemed appropriate for the company to commence operations, including but not limited to the expenses relating to our marketing and website maintenance.

DETERMINATION OF OFFERING PRICE

In determining the public offering price of the shares we considered several factors including the following:

•

our operating status;

•

prevailing market conditions, including the history and prospects for the industry in which we compete;

•

our future prospects; and

•

our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

The difference between our public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

At March 31, 2018, our common stock had a net negative tangible book value of approximately ($1,306,077) or ($0.045) per share. After giving effect to the receipt of the net proceeds from the units offered in this prospectus at an assumed initial offering price of $0.75 per unit, our pro forma net tangible book value at March 31, 2018, would have been $2,046,423 or $0.061 per share. This results in immediate dilution per share to investors of $0.69 or 8%. The following table illustrates dilution to investors on a per share basis:

Per Share Offering Price	$0.75
Number of Shares Sold	4,500,000
Net Tangible Book Value Per Share Prior to Sale	$(0.045)
Pro Form Net Tangible Value Per Share After Sale	$0.061
Increase in Net Book Value Per Share Due to Sale	$0.107
Net Dilution (Purchase Price of $0.75 Less Pro Forma net Tangible Book Value Per Share	$0.689

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

Units Offered By Us

We are offering to the public 4,500,000 units, each unit consisting of one share of common stock, par value $0.001 (“Common Stock”) and one warrant to purchase one share of Common Stock of Trutankless, Inc. (referred to herein as the “Company”), at a public offering price of $0.75 per unit (the “Primary Offering”).  The warrants included within the units are exercisable immediately, have an exercise price of $0.50 per share, and expire five years from the date of execution.  shares of common stock, at $0.50 per share, in a direct public offering, on a “self-underwritten, best efforts” basis, which means (a) no minimum number of Units need be subscribed for in order for the Company to consummate the sale of any of the Units and utilize the proceeds therefrom; and (b) the Company will not use the services of an underwriter and our executive officers and directors will attempt to sell the Units directly to investors.  The intended methods of communication with potential investors include, without limitation, telephone and personal contacts. The Company’s executive officers and directors may also reach out to personal contacts such as family, friends and acquaintances and may conduct investment presentations in the form of a roadshow at various industry and investor conferences. Subscription proceeds for Units sold in the Primary Offering will be paid directly to the Company and will not be held in a segregated or escrow account. Our executive officers and directors will not receive commissions or any other remuneration from any such sales.

In offering the Units in the Primary Offering on our behalf, our executive officers and directors will rely on the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in the sale of the securities of such issuer.

Our executive officers and directors meet the conditions of the Rule 3a4-1 exemption, as: (a) they are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act; (b) they will not be compensated in connection with their participation in the direct public offering or resale offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities; and (c) they will not be associated persons of a broker or dealer at the time of their participation in the direct public offering and resale offering. Further, our officers and directors: (a) at the end of the offerings, will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities; (b) are not, nor have been within the preceding twelve (12) months, a broker or dealer, and they are not, nor have they been within the preceding twelve (12) months, an associated person of a broker or dealer; and (c) they have not participated in another offering of securities pursuant to the Exchange Act Rule 3a4-1 in the past twelve (12) months and they have not and will not participate in selling an offering of securities for any issuer more than once every twelve (12) months other than in reliance on the Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale, an exemption from such registration is available, or if qualification requirement is available and with which the Company has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Offering Period and Expiration Date

The Units in the Primary Offering will be offered for sale for a period of 12 months after the date of effectiveness of this registration, on ___________________, 2019 (“Termination Date”).

Procedures for Subscribing

If you decide to subscribe for any Units in the Primary Offering, you must:

•

execute and deliver a Subscription Agreement; and

•

deliver the subscription price to the Company by cashier’s check or wire transfer of immediately available funds.

The Subscription Agreement requires you to disclose your name, address, social security number, telephone number, email address, number of Units you are purchasing, and the price you are paying for your Units.

Acceptance of Subscriptions

Upon the Company’s acceptance of a subscription and receipt of full payment, and subject to the timing qualification set forth above, the Company shall countersign the Subscription Agreement and issue a stock certificate along with a copy of the Subscription Agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within three (3) business days after we receive them.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Information as to our current directors and executive officers is as follows:

Name	Age	Title	Since
Robertson James Orr	44	Chief Executive Officer, Secretary, Treasurer & Director	May 12, 2010
Michael Stebbins	36	President and Director	June 23, 2016

Duties, Responsibilities and Experience

Robertson James Orr, has been our Chief Executive Officer, Treasurer, Secretary and a Director since May 12, 2010. Mr. Orr attended Arizona State University and graduated with a BA in Business Management.  In 1998, Mr. Orr assisted in the founding of bluemedia, Inc., a successful large format digital printing company based in Tempe, Arizona.  Mr. Orr led bluemedia to profitability 9 years ago while overseeing the company's sales department and business development, and since then the company has continued to grow by more than 28% annually. In 2005, Mr. Orr and his Partners in bluemedia started a non-traditional ad agency called Blind Society, which is responsible for the direct to consumer marketing efforts of companies like AT&T, K-Swiss, and Activision. In addition to his entrepreneurial successes, Mr. Orr has been involved with supporting numerous local charitable causes through his work with the Boys & Girls Clubs of Phoenix, St. Joseph the Worker, the MDA and the ADA. He is also on the Board of Directors for the Tempe Chamber of Commerce and is active in the Phoenix 40.

Michael Stebbins, has been our President since February 2, 2017 and a Director since June 23, 2016. Mr. Stebbins is also the president and a director of Bollente, Inc., a Nevada corporation and wholly owned subsidiary of the Company. In 2009, Mr. Stebbins assisted in the founding of Bollente, Inc. Mr. Stebbins helped lead the design team that created our trutankless water heater. He oversaw virtually every aspect of launching our trutankless line of water heaters. Working directly with engineering and development teams, he developed several innovations and was instrumental in working on Bollente Inc.’s intellectual property and patents consisting of 29 proprietary claims related to our products. Since substantially completing R/D efforts in 2013, Mr. Stebbins has worked with the rest of management to lead branding, marketing, and sales initiatives, which has resulted in substantial sales growth and business development opportunities. Mr. Stebbins’ experience in the water heater industry dates back to 2003. Prior to co-founding Bollente, Inc., Mr. Stebbins spent time consulting on several product development projects. Mr. Stebbins was named Top 35 Entrepreneurs under 35 by the Arizona Republic.

Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Executive officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were current in their filings.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

1.

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;

3.

Compliance with applicable governmental laws, rules and regulations;

4.

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

5.

Accountability for adherence to the code.

We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Our decision to not adopt such a code of ethics results from our having a small management for the Company. We believe that the limited interaction which occurs having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

Corporate Governance

We currently do not have standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. Until formal committees are established, our entire board of directors, perform the same functions as an audit, nominating and compensation committee.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

•

been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the date of this prospectus, and as adjusted giving effect to the sale of 4,500,000 shares of common stock in this offering (and does not include the shares underlying the warrants to be issued if execised by the warrant holders), relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after July 26, 2018 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Name of Beneficial Owner(1)	Number Of Shares	Percent Before Offering	Percent After Offering
Robertson James Orr - CEO and Director(2)	1,076,327	3.38%	2.97%
Michael Stebbins - President and Director(2)(3)	1,714,309(3)	5.39%	4.72%
All Directors, Officers and Principal Stockholders as a Group	2,790,636	8.78%	7.69%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to Common Stock (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)

The address of each Officer and Director is c/o Trutankless, Inc., 15720 N. Greenway Hayden Loop, Suite 2, Scottsdale, AZ 85260.

(3)

Of the total shares of Common Stock owned or controlled by Mr. Stebbins, 350,000 shares are held by White Isle Holdings, Inc. and 15,000 shares are held by Core Financial Companies LLC.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, 31,799,906 shares were outstanding as of the date of this prospectus. Upon sale of the 4,500,000 units offered herein, we will have outstanding 36,299,906 shares of common stock. This number does not include the shares underlying the warrants to be issued if exercised by the warrant holders. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of TKLS, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share.  On September 1, 2016, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada to establish the preferences, limitations and relative rights of its 6% Series A Convertible Preferred Stock, convertible, at any time, at the option of the holder, into five shares of our common stock and one warrant to purchase one share of our common stock at $1.00 per share. All Preferred Stock will be automatically converted into shares of the Company’s common stock and warrants after three years from the original issue date of the Preferred Stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•

20 to 33%

•

33% to 50%

•

more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do exempt our common stock from the control share acquisition act.

INTEREST OF NAMED EXPERTS AND COUNSEL

The audited financial statements of TKLS, as of December 31, 2017, are included in this prospectus and have been audited by AMC Auditing, LLC, a PCAOB registered accounting firm, as set forth in their audit report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of TKLS will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•

any breach of the director’s duty of loyalty to us or our stockholders

•

acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

•

or under applicable Sections of the Nevada Revised Statutes

•

the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

•

for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting TKLS. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in TKLS in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

DESCRIPTION OF BUSINESS

Trutankless Inc. was incorporated in the state of Nevada on March 7, 2008. The Company is headquartered in Scottsdale, Arizona and currently operates through its wholly-owned subsidiary, Bollente, Inc., a Nevada corporation incorporated on December 3, 2009.

Bollente is involved in sales, marketing, research and development of a high quality, whole-house, smart electric tankless water heater that is more energy efficient than conventional products.

On August 13, 2015, the Company formed a wholly-owned subsidiary, Bollente International, Inc. (“Bollente International”) to begin international manufacturing and sales expansion for our trutankless® line of water heaters.  The Company no longer operates Bollente International and on July 30, 2018, the Company caused Bollente International to be dissolved.

Products

Trutankless®

We manufacture and distribute trutankless® water heaters, a line of new, high-quality, highly efficient electric tankless water heaters. Our trutankless® water heaters are engineered to outperform and outlast both its tank and tankless predecessors in energy efficiency, output, and durability. It provides endless hot water on demand for a whole household and it also integrates with home automation systems. We have several features and design innovations which are new to the electric tankless water heater market that we believe will give our products a sustainable competitive advantage over our rivals in the market. Our trutankless® water heaters are available through wholesale plumbing distributors, including Ferguson, Hajoca, Hughes Supply, WinSupply locations, Morrison Supply, and several regional distributors. A partial listing of wholesalers may be found on our website (www.trutankless.com).

Our trutankless® water heaters are designed to provide an endless hot water supply because they are designed to heat water as it flows through the system. We believe that our products are capable of higher temperature rise than competitive units at given flow rates because of its improved design and greater efficiency. Our trutankless® water heaters can save energy and reduce operating costs compared to tank systems because unlike tanks, if there is no hot water demand, no energy is being used. In addition, we intend to improve life-cycle costs with an improved design conceived not only to increase efficiency, but also the longevity of our products versus competitive units. Generally, a typical tank water heater lasts about 11 years, whereas gas tankless systems may last longer, but requires more routine maintenance. Our product line is designed to last longer than tank water heaters without any routine maintenance required under most conditions.

We created a custom heat exchanger for our trutankless® product line that utilizes our patent pending Velix technology to heat water as it flows through the system, which means customers need not worry about running out of hot water. We believe we’ve selected the best materials available and a collection of exclusive design elements and features to maximize capacity, minimize energy use, and provide a truly maintenance free experience.

Our trutankless® water heaters were officially launched in the first quarter of 2014 and is sold throughout the wholesale plumbing distribution channel. We began generating revenue in the first quarter of 2014. As of the fiscal year ended December 31, 2014, we generated $238,912 in revenue. As of the fiscal year ended December 31, 2015, we generated $265,504 in revenue. As of the fiscal year ended December 31, 2016, we generated $429,582 in revenue. As of the fiscal year ended December 31, 2017, we generated $695,857 in revenue.   As of the three months ended March 31, 2018, we generated $425,046 in revenue.

In July of 2014, we launched MYtankless.com, a customizable online control panel for our trutankless® line of smart electric water heaters. From the dashboard, residential and commercial users can obtain real-time status reports, adjust unit temperature settings, view up to three years of water usage data, and change notification settings from anywhere in the world, using a computer or web-enabled smart device at www.mytankless.com.

Additionally, service professionals can also use the dashboard to monitor system status on every unit they install, allowing them to proactively contact their customers if a service or warranty appointment is needed.

Our primary markets, Florida, Texas, Arizona, and the rest of the Sunbelt region are centers of growth in the U.S. construction industry with green building at an all-time high, and an unprecedented appliance replacement cycle. We intend to take advantage of these powerful macro-economic trends.

MYTankless.com is available as a service to consumers of trutankless® water heaters. We have applications available for download from the Google Play and Apple iOS stores, which like the online control panels, allows monitoring and control of the tankless systems.

On March 21, 2017, we announced our exclusive partnership with Mr. Rooter®.

On April 4, 2017, we announced that our trutankless line of smart electric tanless water heaters is the exclusive water heating solution for luxury communities built by the award –winning Arizona home builder Cullum Homes.

On April 11, 2017, we announced that our trutankless line of smart water heaters has been chosen for both a retrofit project and new construction of townhomes at Friendship Village, a retirement community touted as “senior living for the at heart,” located in Tempe, Arizona.

In June 2017, we announced that we have signed a manufacturing agreement with SINBON Electronics, a leading solution provider of electronic component integration design and manufacturing with a global presence in the U.S., Taiwan, China, Japan, the U.K., Germany, Hungary and the Czech Republic.

In September 2017, we announced that our trutankless® line of electric water heaters has launched a nationwide distribution program with Ferguson, the largest distributor of commercial and residential plumbing supplies, and pipe, valves, and fittings (PVF) in the United States.

In March 2018, we announced our sales and installation expansion into the Florida water heating market, which is over 90% electric, with our trutankless® line of electric water heaters.

Industry Recognition and Awards

Bollente’s trutankless® received the Best of IBS 2014 Award for Best Home Technology Product from the National Association of Home Builders (NAHB) at that year’s International Builders Show (IBS) in Las Vegas. The IBS is produced by NAHB and is the largest annual light construction show in the world - featuring more than 1,100 exhibitors and attracting 75,000 attendees including high level decision makers from some of the largest home builders in the world as well as plumbing and HVAC professionals from top outfits in major markets.

Bollente’s trutankless® received the Governor's Award of Merit for Energy and Technology Innovation for the trutankless line of electric tankless heaters at Arizona Forward's 2014 Environmental Excellence Awards.

Bollente’s trutankless® received Kitchen and Bath Business Magazine’s 2014 K*BB Product Innovator’s Award Judges Choice Product.

Vero

On April 16, 2015, we announced the release of Vero, our new line of electric tankless water heaters geared towards budget-driven customers. Vero boasts the same water heating performance, durability and space savings of our flagship tankless water heater. Our trutankless® water heaters are available through wholesale plumbing distributors, including Ferguson, Hajoca, Hughes Supply, WinSupply locations, Morrison Supply, and several regional distributors. A partial listing of wholesalers may be found on our website (www.trutankless.com).

Customers and Markets

We sell our products to plumbing wholesale distributors and dealers.

Wholesalers. Approximately 90% of our sales in 2017, 96.1% of our sales in 2016, 98.3% of our sales in 2015 and 93.5% of our sales in 2014 were to wholesale distributors for commercial and residential applications. We rely on commissioned manufacturers’ representatives to market our product lines. Additionally, our products are sold to independent dealers throughout the United States.

Manufacturing and Distribution

Our principal supplier is Sinbon Electronics, a contract manufacturer and engineering company based in Taiwan with manufacturing facilities in China. Sinbon handles procurement and supply chain management. We have an engineering agreement which is ongoing and our manufacturing agreement is currently being negotiated.

Finished products are generally shipped Free on Board (FOB) Shanghai via ocean freight and are warehoused at Associated Global Systems located in Phoenix, Arizona. Merchandise is typically shipped using common carriers or freight companies are selected at the time of shipment based on order volume and the best available rates.

Intellectual Property & Proprietary Rights

Upon completion of our brand development, we will regard substantial elements of our brands and underlying intellectual property as proprietary and attempt to protect them by relying on trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods.

Our plans are to actively pursue patent and trademark protection for all of newly developed products, both domestically and abroad. We have novel and proprietary technologies related to our product line and the central focus of our patent counsel has been to work with our engineers to build a defensible patent portfolio.

To date, we have filed and received a United States federal trademark registration for trutankless® and our logo design with the help of our outside marketing and branding experts and have acquired several unique domain registrations reflective of our online marketing strategy (www.bollente.com). During the year ended December 31, 2013, our patent agent filed ta provisional patent with the US Patent and Trademark Office with the US Patent and Trademark Office with 37 claims based on our prototype design. Upon completion of our engineered prototype, we expect to file additional patents with additional claims. There is no guarantee that we will be able to obtain a formal patent for our tankless water heater. We will continue to protect our intellectual property through confidentiality agreements with vendors and consultants and trade secret protocols employed by employees, consultants, and contractors.

Growth Strategy

Bollente’s product launched in the first quarter of 2014 and is sold through the wholesale plumbing distribution channel. Gas tankless manufacturers’ support of this sales channel was critical in their ability to quickly capture appreciable market share in the $3.6 billion replacement market. No electric tankless has been available solely through wholesale distribution which has welcomed the arrival of trutankless. Bollente’s sales and service training programs geared towards plumbers and contractors are the primary focal point of the Company’s sales strategy. Bollente is employing several outside manufacturers rep agencies to quickly scale sales and educate distributors, plumbers, builders, and contractors.

The Company is also leveraging online marketing strategies and social media. By continually building an immersive and educational web experience at www.trutankless.com. Bollente is efficiently building brand awareness among consumers. Launch efforts are focused in Arizona, Texas, and the Southeast which accounts for over 1,000,000 electric water heater shipments annually. Licensing and co-branding opportunities are being assessed, since strategic partnerships would eliminate the channel conflicts that have historically obstructed previous electric tankless entries in the marketplace. Electric tankless has traditionally not been able to warrant such partnerships because of generally poor quality and product support, but co-branding open up sales of Bollente’s products through big box retailers.

In addition, we have determined that as part of our growth strategy, we will seek to partner with or acquire entities operating in various fields, with a bias towards green and "clean-tech" sectors. Our management has experience in marketing, product launches, business development strategies, and certain other areas specific to the success of growth companies. We will operate with a view towards identifying acquisition candidates as we seek the rights to provide the market with products and services geared toward environmental responsibility.

We have identified several agents who are well suited to provide consulting to high-growth technology and consumer products companies. We are currently negotiating with several agents possessing technical expertise related to planning, structuring, and capitalizing growth companies in the green and "clean-tech" sectors who will be tasked with creating additional revenues and assist the Company with our own planning, structure, and capitalization.

We have identified several entities that fit our criteria. We are focused on adding value to these companies and acquiring either the entity or its business, maintaining and growing that business, and hiring and utilizing existing management where appropriate. We have begun the design of a website which we believe will help us attract relationships with possible acquisition targets.

Margin Expansion

Cost reduction measures, including outsourcing of key components and certain quality control testing protocols, are currently being undertaken on an expedited basis to rapidly reduce costs and improve manufacturing scalability. Such reductions are expected to take place in stages over the next three quarters and are likely to result in gross sales margins approaching 50-60% which is far higher than other companies in the sector.

Market Outlook

Bollente is entering the market in front of the largest water heater replacement cycle ever at a time when homeowners are seeking ways to reduce their carbon footprint without sacrificing comfort. Shares of companies like Whirlpool (WHR) and AO Smith (AOS) have soared - fueled by the unprecedented Consumer Durables replacement cycle - which is an echo of last decade’s building boom. It is estimated that some 57 Million water heaters will need replacement in the next 3 years. Florida, Texas, and Arizona, where electric water heaters dominate the market, were the epicenters of the boom. In the new construction market, builders are increasingly marketing “green” features and trutankless fit well along with other energy saving innovations. In commercial markets, projects with a green designation like LEED or EnergyStar recently became the majority.

Additionally, the Federal Government mandated that standard electric water heaters over 55 gallons may not be sold (started in April 2015), effectively forcing the market to use alternative technologies like tankless water heaters.

Investment Analysis

Bollente has entered the market with a disruptive product that has enjoyed significant tail winds thus far. As a result, we believe TKLS is poised to produce exceptional results. Management expects to announce several key partnerships outside of the wholesale channel for current products and launch several additional lines next year. Management has plans to significantly reduce the cost of goods sold and develop other innovations to supplement existing offerings which will be sold through the existing sales channels and reps which to help ensure sustainable growth over the next 3-5 years.

Tankless Industry Overview

The U.S. gas tankless, whole-house, water heater market is dominated by five brands; Noritz, Rinnai, Takagi, Aqua Star by Bosch and Rheem by Paloma. The U.S. electric tankless, whole-house, water heater market is dominated by four brands; Seisco by Microtherm, Inc., Stiebel Eltron, Eemax and Power Star by Bosch. Until just a few years ago, there were only a few tankless water heater manufacturers with a presence in the United States, but that is changing. Now, several Japanese and European manufacturers have begun marketing products in the United States, and since 2003, gas tankless products have experienced dramatic growth. Electric tankless systems have not experienced comparable growth due to several factors, primarily product performance, capacity, product quality and electrical power supply and installation issues.

Manufacturers of tank heaters have a competitive advantage due largely to their product category’s long established use, name recognition, established distribution and brand position in the marketplace. Many plumbers and other building industry professionals were opposed to changing brands or to tankless systems because many tankless water heaters have been poorly designed in the past. As a result there is a perception among some contractors that these water heaters are more complicated and generally less dependable than traditional tank heaters. This perception is often passed along to consumers when making buying decisions or inquiring about switching to a tankless water heater. In recent years however, the industry has experienced a contraction in sales of products and services for new building projects. Consequently, higher ticket, higher margin products, such as tankless and solar water heating systems have become a primary growth driver for many plumbers and companies who had traditionally avoided emerging technologies.

While we believe that our products will have superior performance, such as endless hot water, superior longevity, greater efficiency and lower “life-cycle” costs than traditional tank water heaters, the Company’s success will depend to a large degree on the successful conversion of traditional water heater buyers to tankless water heater buyers. The acquisition price of tankless water heaters (both gas and electric) is greater than traditional tank water heaters, but the overall cost of ownership will be less than that of traditional tank technologies under typical circumstances. Although the public’s awareness of tankless systems has not been strong historically, sales growth in the sector is suggestive of increasing awareness.

Our marketing and promotion plans have been developed to increase the awareness of the Company’s brand as the preferred option to traditional tank systems. Bollente intends to position itself and its brand to capitalize on the paradigm shift to green-conscious living and development.

Target Markets

The United States market for residential tank water heaters in 2010 was approximately 7.65 million units according to data released by the Air-Conditioning, Heating, and Refrigeration Institute (AHRI). Almost 50% of those shipments were electric water heaters, and the company has found in comparing those statistics with government data, that over 90% of tank water heaters shipped in 2010 were intended for “replacement” installations.

Bollente initially market its products to builders, remodelers and distributors in the southern and western U.S. These areas of the country have been selected because of generally higher ground water temperatures, which improves the effects of the performance and capacity of all brands of tankless water heaters. This area of the country also traditionally has the largest share of population growth and new housing starts, accounting for almost two-thirds of all housing starts in 2010, according to government data. Additionally, the southern U.S., and specifically the southeastern U.S., has the highest usage of electric water heaters.

Overview of Potential Markets and Summary of Marketing Plan

Management intends to focus on the United States residential market initially. For decades Americans have used only tank type water heaters. For most homes, the units hold an average of 40 to 80 gallons of water in a storage tank, are gas or electric fueled and consume excessive energy to keep water hot continuously. In fact, water heaters expend up to 25% of the total energy used by a typical household representing the second largest use of energy in most homes. Depending on household usage, approximately 25 - 50% of the heat created is lost through the walls of the tank and connecting pipes.

There are other problems inherent with traditional tank water heaters:

•

Due to the high temperatures and corrosive aspects of water, a typical water heater has a life span of 10.7 years.

•

Unless replaced beforehand, more than two thirds of water heaters eventually corrode and leak or burst, often resulting in extensive and costly water and mold related damage.

•

Due to the large size and other installation requirements often result in the units being installed in garages and utility rooms on the opposite side of the home from the bathroom fixtures. Because of this, an estimated 10,000 gallons of water per household goes down the drain while users wait on the water to get hot at the faucet.

•

Traditional tank water heaters take up to 6 to 9 square feet of floor space, which can be especially valuable in multi-family or commercial applications.

•

To reduce operating costs, many people adjust the temperature on their water heaters down. Unfortunately, lower temperatures increase the possibility of unhealthy, water born bacteria growth.

•

To increase water heating capacity, many people will adjust the temperature of their water heaters up. In addition to using more energy, this practice can be dangerous by posing a greater risk of scalding.

Tankless water heaters are becoming increasingly popular in America because they:

•

Produce a continuous, unlimited supply of hot water

•

Expend only the energy needed to heat the water used with no “standby” energy loss

•

Can last more than twice as long as tank heaters

•

Are small and require very little space.

•

Are not conducive to bacterial growth

•

Are considered very “green” by green conscious builders and consumers.

Electric tankless water heaters have additional benefits over gas powered models because they can be installed almost anywhere in a home (closets, attics, utility rooms, etc.) where hot water is needed which improves flexibility of floor plan design for builders, architects, and remodelers. In addition, gas tankless water heaters may not be suitable for many applications due to challenges with adequate fuel supply, the need for exhaust vents with specific requirements, and other code-related requirements. In spite of these issues, gas tankless water heaters have enjoyed significant growth in North America because of the efficiency and performance they provide.

Distribution Plan

Initially, we will be distributing our first product line throughout the southern and western U.S. using an existing network of plumbing and electrical wholesalers (distributors), manufacturers’ representatives and dealers. We believe that once the product has been launched, we will be able to partner with major companies in the building and plumbing industries to rapidly expand awareness of Bollente and our products in the water heater market in the U.S and Canada.

Sales will be pursued through the following channels:

1.

Regional and national plumbing and electrical wholesalers (also called “distributors”);

2.

Plumbers and electricians on a direct basis, in those areas where wholesalers have not yet been set up; and,

3.

Builders on a direct basis, in those areas where wholesalers & mechanical contractors have not yet been set up.

We will expand sales of the product further by marketing the product directly to consumers over the internet with a series of aggressive and ongoing marketing initiatives. We intend to market to industry professionals and end-users through more traditional marketing efforts as well, including print advertising, attendance of select national trade shows, and attendance of select regional consumer shows. We also expect Bollente will be successful in providing education, training, and support to our sales and installer networks as part of our distribution and marketing efforts.

We believe our products will be a differentiating factor for industry professionals and builders as they market to their customers. Additionally, our electric tankless products are expected to provide these professionals and their companies with a mechanism to increase revenue and improve gross margin as compared to more traditional water heating products.

Employees

We currently have nine full-time employees, including our two officers, and two part-time employees We expect to increase the number of employees to expand our sales and technical staff. We are using and will continue to use independent consultants and contractors to perform various professional services. We believe that this use of third-party service providers may enhance our ability to contain operating and general expenses, and capital costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

Cautionary Statement Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background

Trutankless Inc. was incorporated in the state of Nevada on March 7, 2008. The Company is headquartered in Scottsdale, Arizona and currently operates through its wholly-owned subsidiary, Bollente, Inc., a Nevada corporation incorporated on December 3, 2009. On August 13, 2015, the Company formed a wholly-owned subsidiary, Bollente International, Inc.  The Company no longer operates Bollente International and on July 30, 2018, the Company caused Bollente International to be dissolved.

Bollente is involved in sales, marketing, research and development of a high quality, whole-house, electric tankless water heater that is more energy efficient than conventional products. See “Description of Business.”

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern.  The Company may not have a sufficient amount of cash required to pay all of the costs associated with operating and marketing of its products. Management intends to use borrowings and security sales to mitigate the effects of cash flow deficits; however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

RESULTS OF OPERATIONS

Results of Operations for the three months ended March 31, 2018 compared with the three months ended March 31, 2017.

Revenues

In the three months ended March 31, 2018, we generated $425,046 in revenues, as compared to $115,308 in revenues in the prior year. Cost of goods sold was $321,447 in the three months ended March 31, 2018, as compared to $63,945 in the three months ended March 31, 2017. This increase in cost of goods sold was primarily attributable to an increase in cost of inventory.

To the knowledge of management, the Company is unaware of any trends or uncertainties in the sales or costs of our products and services for the periods discussed.

Gross Profit

Our gross profit increased $52,236, or approximately 102%, to $103,599 for the three months ended March 31, 2018 from $51,363 for the three months ended March 31, 2017. This increase in gross profit was primarily attributable to an increase in products sold.

Expenses

Operating expenses totaled $419,828 during the three months ended March 31, 2018 as compared to $392,709 in the prior year. In the three month period ended March 31, 2018, our expenses primarily consisted of General and Administrative of $275,034 and Professional fees of $144,794.

General and administrative fees increased $101,082, or approximately 58% to $275,034 for the three months ended March 31, 2018 from $173,952 for the three months ended March 31, 2017.  This increase was primarily due to an increase in wages and marketing.

Professional fees decreased $21,814, or approximately 13% to $144,794 for the three months ended March 31, 2018 from $166,608 for the three months ended March 31, 2017.  Professional fees decreased due to a decrease in consulting fee associated with business development.

Other Expenses

Interest expense decreased $31,926 to $108,523 in the three months ended March 31, 2018 from $140,449 in the three months ended March 31, 2017. The decrease was the result of a decrease in notes payable with interest accruals.

Net Loss

In the three months ended March 31, 2018, we generated a net loss of $424,752, a decrease of $57,043 from $481,795 for the three months ended March 31, 2017. This decrease was attributable to decreased consulting fees associated with business development and the Company spending less towards developing its technology.

Liquidity and Capital Resources

At March 31, 2018, we had an accumulated deficit of $24,421,887. Primarily because of our history of operating losses and our recording of note payables, we have a working capital deficiency of $241,846 at March 31, 2018. Losses have been funded primarily through issuance of common stock and borrowings from our stockholders and third-party debt. As of March 31, 2018, we had $342,285 in cash, $257,247 in accounts receivable, $51,102 in inventory, and $334,939 in prepaid expenses. We used net cash in operating activities of $275,631 for the three months ended March 31, 2018.

Cash Flows from Operating, Investing and Financing Activites

The following table provides detailed information about our net cash flow for all financial statement periods presented in this Quarterly Report. To date, we have financed our operations through the issuance of stock and borrowings.

The following table sets forth a summary of our cash flows for the three months ended March 31, 2018 and 2017:

	Three months ended March 31,
	2018	2017
Net cash used in operating activities	$(275,631)	$(281,055)
Net cash used in investing activities	(892)	-
Net cash provided by financing activities	540,209	260,585
Net increase/(decrease) in Cash	263,686	20,470
Cash, beginning	78,599	87,134
Cash, ending	$342,285	$66,664

Operating activities - Net cash used in operating activities was $275,631 for the three months ended March 31, 2018, as compared to $281,055 used in operating activities for the same period in 2017. The decrease in net cash used in operating activities was primarily due to a higher volume of units sold and decrease in research and development and consulting contract cost.

Investing activities - Net cash used in financing activities for the three months ended March 31, 2018 was $892, as compared to $0 for the same period of 2017. The increase of net cash used in investing activities was mainly attributable to the purchase of equipment during the current period.

Financing activities - Net cash provided by financing activities for the three months ended March 31, 2018 was $540,209, as compared to $260,585 for the same period of 2017. The increase of net cash provided by financing activities was mainly attributable to more equity financing.

Ongoing Funding Requirements

As of March 31, 2018, we continue to use traditional and/or debt financing to provide the capital we need to run the business. It is possible that we may need additional funding to enable us to fund our operating expenses and capital expenditures requirements.

Until such time, if ever, as we can generate substantial product revenues, we intend to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. There can be no assurance that any of those sources of funding will be available when needed on acceptable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or relationships with third parties when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts; abandon our business strategy of growth through acquisitions; or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Results of Operations for the year ended December 31, 2017.

Revenues

In the year ended December 31, 2017 we generated $695,857 in revenues, as compared to $429,582 in revenues in the prior year. The increase in sales was attributable mostly to sales of our trutankless® products and also the sale of Vero products. Cost of goods sold was $530,593, as compared to $490,276 in the prior year.

To the knowledge of management, the Company is unaware of any trends or uncertainties in the sales or costs of our products and services for the periods discussed.

Expenses

Operating expenses totaled $2,570,071 during the year ended December 31, 2017 as compared to $2,828,692 in the prior year. In the year ended December 31, 2017, our expenses primarily consisted of General and Administrative of $1,710,117, Research and Development of $165,218 and Professional fees of $694,736.

General and administrative fees increased $678,473, from the year ended December 31, 2016 to the year ended December 31, 2017.  This increase was primarily due to an increase in wages and marketing in 2017.

Research and Development increased $165,218 from the year ended December 31, 2016 to the year ended December 31, 2017. Research and Development fees increased due to there being no research and development in 2016.

Professional fees decreased $1,102,312 from the year ended December 31, 2016 to the year ended December 31, 2017. Professional fees decreased due to a decrease in consulting fees associated with business development.

Other Expenses

Interest expense increased $83,523 to $467,164 in the year ended December 31, 2017 from $383,641 for the year ended December 31, 2016. The increase was the result of an increase in notes payable with interest accruals.

Net Loss

In the year ended December 31, 2017, we generated a net loss of $2,871,971, a decrease of $400,863 from $3,272,834 for the year ended December 31, 2016. This decrease was attributable to decreased consulting fees associated with business development and the Company spending less towards developing its technology.

Liquidity and Capital Resources

At December 31, 2017, we had an accumulated deficit of $23,997,135. Primarily because of our history of operating losses and our recording of note payables, we have a working capital deficiency of $1,301,079 at December 31, 2017. Losses have been funded primarily through issuance of common stock and borrowings from our stockholders and third-party debt. As of December 31, 2017, we had $78,599 in cash, $129,246 in accounts receivable, $157,487 in inventory, and $318,207 in prepaid expenses.

Debt Financing

The Company has agreed to allow accredited investors the ability to receive a royalty on products sold in an effort to fund its distribution and marketing advances internationally by purchasing units.  Each unit represents 0.625% royalty interest in the Gross Margin of product sold by Bollente International, Inc., costing $25,000 per unit.

During the year ended December 31, 2017, we paid $11,400 in dividends related to royalty agreements.

On October 18, 2017, the Company entered into royalty termination agreements whereas the Company converted all royalties interest into a total of 1,400,000 shares of common stock valued at $700,000. As of December 31, 2017, the Company has issued 600,000 shares of common stock and has recorded the balance of the common stock due to stock payable.

Cash Flows from Operating, Investing and Financing Activities

The following table provides detailed information about our net cash flow for the years ended December 31, 2017 and 2016. To date, we have financed our operations through the issuance of stock and borrowings.

The following table sets forth a summary of our cash flows for the years ended December 31, 2017 and 2016:

	Year ended December 31,
	2017	2016
Net cash used in operating activities	$(1,521,944)	$(1,409,096)
Net cash used in investing activities	-	(3,828)
Net cash provided by financing activities	1,597,109	1,496,440
Net increase/(decrease) in Cash	75,165	(83,516)
Cash, beginning	87,134	3,618
Cash, ending	$162,299	$87,134

Operating activities

Net cash used in operating activities was $1,521,944 for the year ended December 31, 2017, as compared to $1,409,096 used in operating activities for the same period in 2016. The increase in net cash used in operating activities was primarily due to higher volume of units sold and increase in research and development cost.

Investing activities

Net cash used in investing activities was $0 for the year ended December 31, 2017, as compared to $3,828 used in investing activities for the same period in 2016. The decrease in net cash used in investing activities was primarily due to a decrease in software, trademarks, and fixed asset purchases.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2017 was $1,597,109, as compared to $1,496,440 for the same period of 2016. The increase of net cash provided by financing activities was mainly attributable to more equity financing.

Ongoing Funding Requirements

As of December 31, 2017, we continue to use traditional and/or debt financing to provide the capital we need to run the business. It is possible that we may need additional funding to enable us to fund our operating expenses and capital expenditures requirements.

Until such time, if ever, as we can generate substantial product revenues, we intend to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. There can be no assurance that any of those sources of funding will be available when needed on acceptable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

If we are unable to raise additional funds through equity or debt financings or relationships with third parties when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts; abandon our business strategy of growth through acquisitions; or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. See Note 1 - Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements.

FACILITIES

We  maintain an industrial/commercial building located at 15720 N Greenway-Hayden Loop, Suite 2, Scottsdale, AZ 85260, which consists of approximately 1,924 square feet. On January 1, 2018, we signed a new lease for 12 months at a rate of $3,000 per month.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of December 31, 2017, and 2016, the Company had two notes payable due to an officer and director of the Company in amount of $34,150 and $34,150, respectively. The notes have interest rate that range from 0%-8% with due dates ranging from on demand through April 2017.

As of December 31, 2017, and 2016, the Company had line of credit due to a Company controlled by an officer and director of the Company in an amount of $4,791 and $0, respectively. During the year ended December 31, 2017 and 2016 the Company received advances $22,500 and $36,000 and made payments of $17,709 and $52,000, respectively.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market Information

Our common stock is traded in the OTCQB under the symbol “TKLS”. Our common stock has traded sporadically on the OTCQB, which limits our ability to locate accurate high and low bid prices for each quarter within the last two fiscal years. Therefore, the following table lists the available quotations for the high and low bid prices for the fiscal years ended December 31, 2017 and 2016.

The following table sets forth, the average high and low bid prices of our common stock as reported by Yahoo Finance. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions

	Year Ending December 31, 2017		Year Ending December 31, 2016
	AVERAGE BID PRICES		AVERAGE BID PRICES
	High	Low	High	Low
1 st Quarter	$0.66	$0.49	$1.34	$0.63
2 nd Quarter	$1.01	$0.76	$1.00	$0.40
3 rd Quarter	$0.90	$0.85	$0.90	$0.65
4 th Quarter	$0.84	$0.69	$0.87	$0.20

Holders of Common Stock

As of July 26, 2018, there were approximately 307 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•

our financial condition;

•

earnings;

•

need for funds;

•

capital requirements;

•

prior claims of preferred stock to the extent issued and  outstanding; and

•

other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company and only having one officer, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our current Executive Officers for the fiscal years ended December 31, 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Robertson James Orr(1)	2017	7,200	-0-	24,000	-0-	-0-	-0-	-0-	31,200
President, CEO, Secretary,	2016	1,500	-0-	66,000	-0-	-0-	-0-	-0-	67,500
Treasurer & Director	2015	76,500	-0-	190,000(4)	-0-	-0-	-0-	-0-	266,500
Michael Stebbins President & Director	2017	128,154	-0-	30,000	-0-	-0-	-0-	-0-	158,154

(1)

Mr. Orr was appointed President, CEO, Secretary, Treasurer, and Director of the Company on May 12, 2010. Subsequent to the year ended, on February 2, 2017, Mr. Orr resigned as president.

(2)

Amount represents the fair market value of 90,000 shares of common stock issued for services as an employee.

(3)

Amount represents the fair market value of 190,000 shares of common stock issued for services as an employee.

(4)

Amount represents the fair market value of 165,000 shares of common stock issued for services as an employee.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company, except with respect to a breach of contract on the part of the Company.

Option Grants in Last Fiscal Year

During the years ended December 31, 2017 and 2016, we did not grant any options to our officers and directors.

Employment Agreements

The Company has an employment agreement with the Chief Executive Officer to perform duties and responsibilities as may be assigned. The base salary is in the amount of $75,000 per annum plus an annual bonus of 120,000 shares of common stock commencing on March 31, 2016 and ending February 28, 2017 with an option renewal on (March 1) thereafter.

The Company has an employment agreement with the President to perform duties and responsibilities as may be assigned. The base salary is in the amount of $125,000 per annum plus an one-time bonus of 250,000 shares of common stock commencing on October 1, 2016 and ending September 30, 2017 with an option renewal on September 15, 2017.

Transfer Agent

The transfer agent for the common stock is Pacific Stock Transfer, 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119.

SHARES ELIGIBLE FOR FUTURE SALE

We have outstanding an aggregate of 31,799,906 shares of our common stock prior to this offering, and we will have outstanding 36,299,906 shares of our common stock after conclusion of this offering if we sell all of the units being offered in the Primary Offering.  This number does not include the shares underlying the warrants to be issued if exercised by the warrant holders.  All of the shares registered in the registration statement of which this prospectus forms a part will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 31,799,906 unregistered shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, or another exemption from registration under the Securities Act. The sale of a significant number of shares of our common stock in the public market or the perception that such sales may occur could significantly reduce the market price of our common stock.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, the Company having posted adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock then outstanding; or

•

The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. Rule 144 also is not available for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

•

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In October 2016, Seale and Beers, CPAs was dismissed as our Independent Registered Public Accountants and we engaged AMC Auditing to serve as the Registrant’s independent registered public accountants.  They are our only auditor. We have no disagreements with our auditor through the date of this prospectus.

TRUTANKLESS INC.

BOLLENTE COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash	$342,285	$78,599
Accounts receivable	257,247	129,246
Inventory	51,102	157,487
Prepaid expenses	334,939	318,207
Total current assets	985,573	683,539

Fixed assets, net of accumulated depreciation	1,875	1,223

Other Assets
Security deposits	1,500	1,500
Trademarks	11,916	11,916
Software	2,527	4,167
Total other assets	15,943	17,583

Total assets	$1,003,391	$702,345

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	668,115	624,253
Accrued interest payable - related party	6,406	4,483
Customer deposits	600	600
Advances	4,300	4,300
Line of credit - related party	-	4,791
Notes payable- related party	99,150	34,150
Notes payable, net of debt discount	300,000	380,000
Convertible notes payable, net of debt discount	148,848	932,041
Total current liabilities	1,227,419	1,984,618

Convertible notes payable - long term, net of debt discount	1,067,606	151,359
Total long-term liabilities	1,067,606	151,359

Total liabilities	2,295,025	2,135,977

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 76,000 shares and 76,000 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	76	76
Common stock, $0.001 par value, 100,000,000 shares authorized, 28,779,902 and 27,924,842 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	28,779	27,925
Additional paid in capital	22,413,398	21,986,722
Subscriptions payable	688,000	548,780
Accumulated defcit	(24,421,887)	(23,997,135)
Total stockholders' equity	(1,291,634)	(1,433,632)

Total liabilities and stockholders' equity	$1,003,391	$702,345

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the quarters ended
	March 31, 2018	March 31, 2017

Revenue	$425,046	$115,308

Cost of goods sold	(321,447)	(63,945)

Gross profit	103,599	51,363

Operating expenses
General and administrative	275,034	173,952
Research and development	-	52,149
Professional fees	144,794	166,608
Total operating expenses	419,828	392,709

Other expenses
Interest expense	(108,523)	(140,449)
Total expenses	(108,523)	(140,449)

Net loss	$(424,752)	$(481,795)

Net loss per common share - basic	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic	28,652,385	24,008,295

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the quarters ended
	March 31, 2018	March 31, 2017

Cash Flows from Operating Activities
Net loss	$(424,752)	$(481,795)
Adjustments to reconcile net loss to net cash provided by operating activities:
Shares issued for services	82,749	121,000
Shares issued for canellation of royalty agreement	-
Depreciation and amortization	1,880	3,292
Amortization of debt discount	57,054	65,084
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(128,001)	37,818
(Increase) decrease in inventory	106,385	15,794
(Increase) decrease in prepaid expenses	(16,732)	(70,309)
Increase (decrease) in accounts payable	45,786	11,725
Increase (decrease) in accrued interest payable - related party	-	16,336
Net cash used in operating activities	(275,631)	(281,055)

Cash Flows from Investing Activities:
Purchase of fixed assets	(892)	-
Net cash used in investing activities	(892)	-

Cash Flows from Financing Activities:

Proceeds from convertible notes payable	75,000	-
Repayments of convertible notes payable	(80,000)	-
Proceeds from notes payable	65,000	120,000
Repayments from notes payable	-	(10,415)
Proceeds from line of credit - related party	-	5,000
Repayments on line of credit - related party	(4,791)	(5,000)
Proceeds from sale of common stock, net of offering costs	485,000	210,000
Proceeds from sale of preferred stock	-	25,000
Repurchase of common stock	-	(84,000)
Net cash provided by financing activities	540,209	260,585

Net increase in cash	263,686	(20,470)

Cash, beginning of period	78,599	87,134

Cash, end of period	$342,285	$66,664

Supplemental disclosure of cash flow information
Cash paid for interest	$7,700	$14,835
Cash paid for taxes	$-	$-

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on March 7, 2008 under the laws of the State of Nevada, as Alcantara Brands Corporation. On October 5, 2010, the Company amended its articles of incorporation and changed its name to Bollente Companies, Inc.

Nature of operations

The Company is involved in research and development of a new high quality, whole-house, electric tankless water heater that is more energy efficient than conventional products.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the information included in the consolidated financial statements for the three months ended March 31, 2018 should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10-K for the Company’s fiscal year ended December 31, 2017 as filed with the SEC pursuant to Rule 12(b) under the Securities Act of 1934.

The consolidated balance sheet as of December 31, 2017, included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP.

The accompanying unaudited consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the year ended December 31, 2018.

Principles of consolidation

The consolidated financial statements include the accounts of Bollente Companies, Inc. and its wholly owned subsidiaries. On May 16, 2010, the Company acquired 100% of the outstanding stock of Bollente, Inc. On the date of acquisition, Bollente, Inc. was 2.78% owned and controlled 100% by Robertson J. Orr, a majority shareholder and officer and director of Bollente Companies, Inc. and the acquisition was accounted for by means of a pooling of the entities from the date of inception of Bollente Companies, Inc. on March 7, 2008 because the entities were under common control. On November 21, 2013, the Company formed a wholly owned subsidiary, Nuvola, Inc. On August 13, 2015, the Company formed a wholly owned subsidiary, Bollente International, Inc. All significant inter-company transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the statements of cash flows, all highly liquid investments with an original maturity of three months or less are cash equivalents. The carrying value of these investments approximates fair value.

Website

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes. The Company plans to commence amortization upon completion and release of the Company’s fully operational website.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Inventory

The cost of our inventory includes the amount we pay to our suppliers to acquire inventory, freight costs incurred in connection with the delivery of product to our distribution centers.  Net realizable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

Revenue recognition

The Company records revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company records revenue from the sale of product upon shipment or delivery of the products to the customer. The Company also records the shipping income when the products are sent to the customer.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations and includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. ASU 2016-08 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in ASU 2016-10 clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. ASU 2016-10 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts from Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in this update affect the guidance in ASU 2014-09, which is not yet effective. The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in ASU 2016-12 do not change the core principle of the guidance in Topic 606, but instead affect only the narrow aspects noted in Topic 606. ASU 2016-12 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09. Management evaluated ASU 2016-08, ASU2016-09, ASU 2016-10, and ASU 2016-12 and determined the adoption will not have a material impact on the Company’s consolidated financial statements.

In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments including requirements to measure most equity investments at fair value with changes in fair value recognized in net income, to perform a qualitative assessment of equity investments without readily determinable fair values, and to separately present financial assets and liabilities by measurement category and by type of financial asset on the balance sheet or the accompanying notes to the financial statements. ASU 2016-01 will be effective for the Company beginning on January 1, 2018, and will be applied by means of a cumulative effect adjustment to the balance sheet, except for effects related to equity securities without readily determinable values, which will be applied prospectively. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires an entity to recognize long-term lease arrangements as assets and liabilities on the balance sheet of the lessee. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all long-term leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The amendments also require certain new quantitative and qualitative disclosures regarding leasing arrangements. ASU 2016-02 will be effective for the Company beginning on January 1, 2019. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. Management does not believe the adoption of ASU 2016-02 will have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging: Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in the counterparty to a derivative instrument that has been designated as a hedging instrument would not, in and of itself, be considered a termination of the derivative instrument, provided that all other hedge accounting criteria continue to be met. ASU 2016-05 is effective for the Company beginning on January 1, 2017. Early adoption is permitted, including in an interim period. Management evaluated ASU 2016-05 and determined the adoption of this new accounting standard will not have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments, which aims to reduce the diversity of practice in identifying embedded derivatives in debt instruments. ASU 2016-06 clarifies that the nature of an exercise contingency is not subject to the “clearly and closely” criteria for purposes of assessing whether the call or put option must be separated from the debt instrument and accounted for separately as a derivative. ASU 2016-06 will be effective for the Company beginning on January 1, 2017. Management evaluated ASU 2016-06 and determined the adoption of this this new accounting standard will not have a material impact on the Company’s consolidated financial statements effective January 1, 2017.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 simplifies several aspects of the accounting and presentation of share-based payment transactions, including the accounting for related income taxes consequences and certain classifications within the statement of cash flows. ASU 2016-09 is effective for the Company beginning on January 1, 2017. Management evaluated the impact of adopting ASU 2016-09 and determined the new accounting standard will not have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)”, requiring that the statement of cash flows explain the change in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2017 with early adoption permitted. The provisions of this guidance are to be applied using a retrospective approach which requires application of the guidance for all periods presented. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS.

Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt-Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As a result, the Company incurred accumulated net losses for the year ended March 31, 2018 of ($24,421,887).

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts,or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 - INVENTORY

Inventories consist of the following at:

	March 31, 2018	December 31, 2017
Finished goods	$51,102	$157,487
Total	$51,102	$157,487

Inventory purchases are prepaid up to 70% during the manufacturing process, with the final 30% being paid upon shipment. The Company inventory is shipped from the manufacturer to the Company via FOB shipping point and as such is included in the Company’s inventory at the point of shipment. As of March 31, 2018, and December 31, 2017, the Company had prepaid inventory of $322,806 and $276,954, respectively.

NOTE 4 - RELATED PARTY

As of March 31, 2018, and December 31, 2017, the Company had two notes payable due to an officer and director of the Company in amount of $34,150 and $34,150, respectively. The notes have interest rate that range from 0%-8% with due dates ranging from on demand through April 2017.

On January 25, 2018, the Company issued a $100,000 12% secured promissory grid notes. The note is due on December 31, 2020. During the three months ended March 31, 2018, the Company received advances of $65,000 on the grid note. As of the March 31, 2018, $65,000 remained outstanding on the note.

As of March 31, 2018, and December 31, 2017, the Company had line of credit due to a Company controlled by an officer and director of the Company in amount of $0 and $4,791, respectively. During the quarter ended March 31, 2018 and 2017 the Company received advances $0 and $5,000 and made payments of $4,791 and $5,000, respectively.

NOTE 5 - NOTES PAYABLE

Notes payable net of debt discount consist of the following at:

	March 31, 2018	December 31, 2017

Note payable from a shareholder, secured, 12% interest, due May 2017	$--	$--

Note payable from a shareholder, secured, 12% interest, due March 2017	300,000	300,000

Note payable, to an officer, director and shareholder, secured, 5% interest, due June 2017	--	80,000

Total Notes Payable	$300,000	$380,000

Less discounts	--	--

Total Notes Payable	300,000	380,000
Less current portion	(300,000)	(380,000)

Total Notes Payable - long term	$--	$--

Interest expense including amortization of the associated debt discount for the three months ended March 31, 2018 and 2017 was $8,877 and $28,360, respectively.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable, net of debt discount consist of the following:

	March 31, 2018	December 31, 2017
Convertible note payable from a shareholder, secured, 12% interest, due May 2018, convertible at $1 per share	$10,000	$10,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from a shareholder, secured, 12% interest, due June 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from a shareholder, secured, 12% interest, due August 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from an entity owned and controlled by a shareholder, secured, 12% interest, due 120 days after delivery of payment notice from lender or August 2018, convertible at $0.25 per share	900,000	900,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	100,000	100,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	50,000	50,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	5,000	5,000

Convertible note payable from a shareholder, secured, 12% interest, due Feb 2020, convertible at $1 per share	75,000	--

Less discount	(73,546)	(131,600)

Total notes payable, net	$1,216,454	$1,083,400

Less current portion	(148,848)	(151,359)

Convertible notes payable, net - Long-term	$1,067,606	$932,041

On February 15, 2018, the Company issued a $75,000 12% secured convertible promissory note. The note is due on February 24, 2020 and are secured by the Company’s accounts receivable and inventory. The outstanding principal amounts and accrued but unpaid interest of the notes are convertible at any time at the option of the holder into common stock at a conversion price of $0.50 per share.

Interest expense including amortization of the associated debt discount for the three months ended March 31, 2018 and 2017 was $95,952 and $82,027, respectively.

NOTE 7 - ROYALTY PAYMENTS

The Company has agreed to allow accredited investors the ability to receive a royalty on products sold in an effort to fund its distribution and marketing advances internationally by purchasing units.  Each unit represents 0.625% royalty interest in the Gross Margin of product sold by Bollente International, Inc., costing $25,000 per unit.

As of the quarter ended March 31, 2018, the Company paid $11,400 in dividends related to royalty agreements.

On October 18, 2017, the Company entered into royalty termination agreements whereas the Company converted all royalties interest into a total of 1,400,000 shares of common stock valued at $700,000. As of March 31, 2018, the Company has issued 1,150,000 shares of common stock and has recorded the balance of the common stock due to stock payable.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Office Lease

In January 2015, the Company executed a sublease agreement with Perigon Companies, LLC, a related party.  The lease term is one year at a rate of $4,000 per month with an option to continue a month to month basis.  The Company paid a refundable security deposit of $1,500.

In January 2015, the Company executed a sublease agreement with Templar Asset Group, LLC, a related party.  The lease term is one year at a rate of $2,800 per month with an option to continue a month to month basis.  The Company was not required to pay a security deposit.

Rent expense for the quarters ended March 31, 2018 and 2017 was $20,400 and $20,400, respectively.

Executive Employment Agreements

The Company has an employment agreement with the CEO to perform duties and responsibilities as may be assigned. The base salary is in the amount of $75,000 per annum plus an annual bonus of 120,000 shares of common stock commencing on March 31, 2018 and ending February 28, 2019 with an option renewal on (March 1) thereafter.

The Company has an employment agreement with the President to perform duties and responsibilities as may be assigned. The base salary is in the amount of $150,000 per annum plus a one-time bonus of 250,000 shares of common stock commencing on October 1, 2017 and ending September 30, 2018 with an option renewal on September 15, 2018.

NOTE 9 - STOCK WARRANTS

During the quarter ended March 31, 2018, we issued 70,312 warrants in conjunction with units which included shares of the Company’s common stock, at an exercise price of $1.00 per share. The warrants are exercisable at any time until three (3) years after the closing date.

The following is a summary of stock warrants activity during the year ended March 31, 2018 and December 31, 2017.

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2017	1,473,312	$1.00
Warrants granted and assumed	70,312	$--
Warrants expired	--	--
Warrants canceled	--	--
Warrants exercised	--	--
Balance, March 31, 2018	1,543,624	$1.00

As of March 31, 2018, there are warrants exercisable to purchase 1,543,624 shares of common stock in the Company.

NOTE 10 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

Each share of Preferred Stock is convertible, at any time, at the option of the holder, is convertible into five shares of our common stock and one warrant to purchase one share of our common stock at $1.00 per share. All Preferred Stock will be automatically converted into shares of the Company’s common stock and warrants after three years from the original issue date of the Preferred Stock.

During the quarter ended March 31, 2018, the Company issued 163,500 shares of common stock with a fair value of $81,750 for services.

During the quarter ended March 31, 2018, the Company issued 141,560 shares of common stock for $70,780 cash, of which $65,780 of the cash was received during the year ended December 31, 2017 and recorded as stock payable. Additionally, the Company received $480,000 for the sale of common stock which has not been issued and has been recorded as stock payable.

As of December 31, 2017, the Company was obligated to issue 550,000 shares of common stock valued at $275,000 for the cancellation of the royalty payments disclosed in Note 7. As of March 31, 2018, 550,000 valued at $275,000 of these shares were issued and 250,000 shares valued at $125,000 have not been issued and remain in stock payable.

NOTE 11 - SUBSEQUENT EVENTS

Subsequent to year end, the Company issued 1,035,000 shares of common stock for $422,500 cash. All cash related to the issuances was received during the quarter ended March 31, 2018 and was recorded as stock payable.

Subsequent to year end, the Company issued 216,000 shares of common stock to extend the due date of a certain notes payable dated August 2, 2016 until August 1, 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Bollente Companies Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bollente Companies Inc. (the “Company”) as of December 31, 2017 and December 31, 2016 and the related statements of operations, stockholders’ (deficit), and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has negative working capital at December 31, 2017, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing

We have served as the Company’s auditor since 2015

Las Vegas, Nevada

April 13, 2018

BOLLENTE COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(AUDITED)

	For the Years Ended
	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash	$78,599	$87,134
Accounts receivable	129,246	116,333
Inventory	157,487	62,836
Prepaid expenses	318,207	220,306
Total current assets	683,539	486,609

Fixed assets, net of accumulated depreciation	1,223	1,478

Other Assets
Security deposits	1,500	1,500
Trademarks	11,916	11,912
Software	4,167	6,667
Website	-	1,628
Total other assets	17,583	21,707

Total assets	$702,345	$509,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	624,253	461,704
Accrued interest payable - related party	4,483	1,642
Customer deposits	600	600
Advances	4,300	1,300
Line of credit - related party	4,791	-
Notes payable- related party	34,150	34,150
Notes payable, net of debt discount	380,000	488,866
Convertible notes payable, net	932,041	-
Total current liabilities	1,984,618	988,262

Convertible notes payable - long-term, net	151,359	148,157
Total long-term liabilities	151,359	148,157

Total liabilities	2,135,977	1,136,419

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 76,000 shares and 61,000 issued and outstanding as of December 31, 2017 and 2016, respectively	76	61
Common stock, $0.001 par value, 100,000,000 shares authorized, 27,924,842 and 23,722,342 shares issued and outstanding as of December 31, 2017 and 2016, respectively	27,925	23,724
Additional paid in capital	21,986,722	20,382,603
Subscriptions payable	548,780	40,000
Accumulated deficit	(23,997,135)	(21,073,013)
Total stockholders' equity	(1,433,632)	(626,625)

Total liabilities and stockholders' equity	$702,345	$509,794

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(AUDITED)

	For the years ended
	December 31, 2017	December 31, 2016

Revenue	$695,857	$429,582

Cost of goods sold	(530,593)	(490,276)

Gross profit	165,264	(60,694)

Operating expenses
General and administrative	1,710,117	1,031,644
Research and development	165,218	-
Professional fees	694,736	1,797,048
Total operating expenses	2,570,071	2,828,692

Other expenses
Other (expense) income	-	193
Interest expense	(467,164)	(383,641)
Total expenses	(467,164)	(383,448)

Net loss	$(2,871,971)	$(3,272,834)

Net loss per common share - basic	$(0.11)	$(0.15)

Weighted average number of common shares outstanding - basic	$25,086,788	$21,139,129

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(AUDITED)

					Additional			Total
	Preferred Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Equity (Deficit)

Balance, December 31, 2015	-	-	19,350,182	19,351	16,763,822	750,000	(17,800,179)	(267,006)

Stock issued for cash	-	-	1,111,100	1,111	743,959	(120,000)	-	625,070
Preferred units issued for cash	77,312	77	-	-	193,203	-	-	193,280
Common shares issued for conversion of preferred shares	(16,312)	(16)	81,560	82	(66)	-	-	-
Stock issued for services	-	-	2,974,500	2,975	1,934,126	(590,000)	-	1,347,101
Shares issued for Debt Term Extension	-	-	160,000	160	159,840	-	-	160,000
Stock issued with notes payable	-	-	45,000	45	44,955	-	-	45,000
Warrants issued with beneficial conversion feature	-	-	-	-	467,764	-	-	467,764
Contributed capital	-	-	-	-	75,000	-		75,000
Net loss	-	-	-	-	-	-	(3,272,834)	(3,272,834)

Balance, December 31, 2016	61,000	61	23,722,342	23,724	20,382,603	40,000	(21,073,013)	(626,625)

Prior period adjustment							(40,751)	(40,751)
Stock issued for cash	-	-	2,490,000	2,490	847,488	110,780	-	960,758
Repurchase and retirement of shares for cash			(300,000)	(300)	(83,700)	-	-	(84,000)
Stock issued for cancelation of royalty agreement	-	-	600,000	600	299,400	400,000	-	700,000
Common shares issued for conversion of preferred shares	(10,000)	(10)	50,000	50	(40)	-	-	-
Preferred units issued for cash	25,000	25	-	-	62,475	-	-	62,500
Stock issued for services	-	-	1,362,500	1,362	473,819	(2,000)	-	473,181
Warrants issued with beneficial conversion feature	-	-	-	-	4,677	-	-	4,677
Dividends	-	-	-	-	-	-	(11,400)	(11,400)
Net loss							(2,871,971)	(2,871,971)
Balance, December 31, 2017	76,000	76	27,924,842	27,925	21,986,722	548,780	(23,997,135)	(1,433,632)

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AUDITED)

	For the years ended
	December 31, 2017	December 31, 2016
Cash Flows from Operating Activities
Net loss	$(2,871,971)	$(3,272,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
Prior period adjustment	(40,751)
Shares issued for services	1,053,180	1,157,101
Shares issued for financing
Shares issued for cancellation of royalty agreement	120,000
Depreciation and amortization	4,379	27,272
Non cash interest expense	-	160,000
Amortization of debt discount	253,293	137,547
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(12,913)	(43,800)
(Increase) decrease in inventory	(94,651)	159,700
(Increase) decrease in prepaid expenses	(97,901)	481,797
Increase (decrease) in accounts payable	162,550	(233,406)
Increase (decrease) in accrued interest payable - related party	2,841	17,527
Net cash used in operating activities	(1,521,944)	(1,409,096)

Cash Flows from Investing Activities:
Purchase of trademarks	-	(3,828)
Net cash used in investing activities	-	(3,828)

Cash Flows from Financing Activities:
Advances	3,000	1,300
Proceeds from convertible notes payable	705,000	510,000
Proceeds from notes payable	15,000	200,550
Repayments from notes payable	(142,240)	(92,760)
Proceeds from line of credit - related party	22,500	36,000
Repayments on line of credit - related party	(17,709)	(52,000)
Proceeds from sale of common stock, net of offering costs	1,044,458	625,070
Proceeds from sale of preferred stock	62,500	193,280
Repurchase of common stock	(84,000)	-
Proceeds from royalty payments	-	75,000
Dividends	(11,400)	-
Net cash provided by financing activities	1,597,109	1,496,440

Net increase in cash	75,165	83,516

Cash, beginning of period	87,134	3,618

Cash, end of period	$162,299	$87,134

Supplemental disclosure of cash flow information
Cash paid for interest	$48,118	$44,500
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Shares issued for prepaid stock compensation	$-	$190,000

See accompanying notes to consolidated financial statements.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on March 7, 2008 under the laws of the State of Nevada, as Alcantara Brands Corporation. On October 5, 2010, the Company amended its articles of incorporation and changed its name to Bollente Companies, Inc.

Nature of operations

The Company is involved in research and development of a new high quality, whole-house, electric tankless water heater that is more energy efficient than conventional products.

Principles of consolidation

The consolidated financial statements include the accounts of Bollente Companies, Inc. and its wholly owned subsidiaries. On May 16, 2010, the Company acquired 100% of the outstanding stock of Bollente, Inc. On the date of acquisition, Bollente, Inc. was 2.78% owned and controlled 100% by Robertson J. Orr, a majority shareholder and officer and director of Bollente Companies, Inc. and the acquisition was accounted for by means of a pooling of the entities from the date of inception of Bollente Companies, Inc. on March 7, 2008 because the entities were under common control. On November 21, 2013, the Company formed a wholly owned subsidiary, Nuvola, Inc. On August 13, 2015, the Company formed a wholly owned subsidiary, Bollente International, Inc. All significant inter-company transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Website

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes. The Company plans to commence amortization upon completion and release of the Company’s fully operational website.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Inventory

Inventories are stated at the lower of cost (average cost) or market (net realizable value).

Revenue recognition

The Company records revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. The Company records revenue from the sale of product upon shipment or delivery of the products to the customer. The Company also records the shipping income when the products are sent to the customer.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations and includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. ASU 2016-08 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in ASU 2016-10 clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. ASU 2016-10 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts from Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in this update affect the guidance in ASU 2014-09, which is not yet effective. The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

The amendments in ASU 2016-12 do not change the core principle of the guidance in Topic 606, but instead affect only the narrow aspects noted in Topic 606. ASU 2016-12 is effective January 1, 2018 to be in alignment with the effective date of ASU 2014-09. Management evaluated ASU 2016-08, ASU2016-09, ASU 2016-10, and ASU 2016-12 and determined the adoption will not have a material impact on the Company’s consolidated financial statements.

In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers”. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments including requirements to measure most equity investments at fair value with changes in fair value recognized in net income, to perform a qualitative assessment of equity investments without readily determinable fair values, and to separately present financial assets and liabilities by measurement category and by type of financial asset on the balance sheet or the accompanying notes to the financial statements. ASU 2016-01 will be effective for the Company beginning on January 1, 2018 and will be applied by means of a cumulative effect adjustment to the balance sheet, except for effects related to equity securities without readily determinable values, which will be applied prospectively. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires an entity to recognize long-term lease arrangements as assets and liabilities on the balance sheet of the lessee. Under ASU 2016-02, a right-of-use asset and lease obligation will be recorded for all long-term leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The amendments also require certain new quantitative and qualitative disclosures regarding leasing arrangements. ASU 2016-02 will be effective for the Company beginning on January 1, 2019. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. Management does not believe the adoption of ASU 2016-02 will have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging: Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in the counterparty to a derivative instrument that has been designated as a hedging instrument would not, in and of itself, be considered a termination of the derivative instrument, provided that all other hedge accounting criteria continue to be met. ASU 2016-05 is effective for the Company beginning on January 1, 2017. Early adoption is permitted, including in an interim period. Management evaluated ASU 2016-05 and determined the adoption of this new accounting standard will not have a material impact on the Company’s consolidated financial statements.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments, which aims to reduce the diversity of practice in identifying embedded derivatives in debt instruments. ASU 2016-06 clarifies that the nature of an exercise contingency is not subject to the “clearly and closely” criteria for purposes of assessing whether the call or put option must be separated from the debt instrument and accounted for separately as a derivative. ASU 2016-06 will be effective for the Company beginning on January 1, 2017. Management evaluated ASU 2016-06 and determined the adoption of this this new accounting standard will not have a material impact on the Company’s consolidated financial statements effective January 1, 2017.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 simplifies several aspects of the accounting and presentation of share-based payment transactions, including the accounting for related income taxes consequences and certain classifications within the statement of cash flows. ASU 2016-09 is effective for the Company beginning on January 1, 2017. Management evaluated the impact of adopting ASU 2016-09 and determined the new accounting standard will not have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230)”, requiring that the statement of cash flows explain the change in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2017 with early adoption permitted. The provisions of this guidance are to be applied using a retrospective approach which requires application of the guidance for all periods presented. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period, for (1) public business entities for reporting periods for which financial statements have not yet been issued and (2) all other entities for reporting periods for which financial statements have not yet been made available for issuance. Management has reviewed this pronouncement and have determined that it would not have a material impact to the financial statements.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As a result, the Company incurred accumulated net losses for the year ended December 31, 2017 of ($23,997,135).

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 - INVENTORY

Inventories consist of the following at:

	December 31, 2017	December 31, 2016
Finished goods	$157,487	$62,836
Total	$157,487	$62,836

NOTE 4 - WEBSITE

Website consists of the following at:

	December 31, 2017	December 31, 2016
Website	$58,598	$58,598

Less: Accumulated amortization	(58,598)	(56,970)

Website, net	$--	$1,628

Amortization expense from continuing operations for the years ended December 31, 2017 and 2016 was $1,628 and $19,533, respectively.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

NOTE 5 - RELATED PARTY

As of December 31, 2017, and 2016, the Company had two notes payable due to an officer and director of the Company in amount of $34,150 and $34,150, respectively. The notes have interest rate that range from 0%-8% with due dates ranging from on demand through April 2017.

As of December 31, 2017, and 2016, the Company had line of credit due to a Company controlled by a officer and director of the Company in amount of $4,791 and $0, respectively. During the year ended December 31, 2017 and 2016 the Company received advances $22,500 and $36,000 and made payments of $17,709 and $52,000, respectively.

NOTE 6 - NOTES PAYABLE

Notes payable consist of the following at:

	December 31, 2017	December 31, 2016

Note payable from a shareholder, secured, 12% interest, due May 2017	$--	$82,240

Note payable from a shareholder, secured, 12% interest, due March 2017	300,000	300,000

Note payable, to an officer, director and shareholder, secured, 5% interest, due June 2017	80,000	125,000

Total Notes Payable	$380,000	$507,240

Less discounts	--	(18,374)

Total Notes Payable	380,000	488,866
Less current portion	(380,000)	(488,866)

Total Notes Payable - long term	$--	$233,000

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

Convertible notes payable, net of debt discount consist of the following:

	December 31, 2017	December 31, 2016
Convertible note payable from a shareholder, secured, 12% interest, due May 2018, convertible at $1 per share	$10,000	$10,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from a shareholder, secured, 12% interest, due June 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from a shareholder, secured, 12% interest, due August 2018, convertible at $1 per share	50,000	50,000

Convertible note payable from an entity owned and controlled by a shareholder, secured, 12% interest, due 120 days after delivery of payment notice from lender or August 2018, convertible at $0.25 per share	900,000	350,000

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	100,000	--

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	50,000	--

Convertible note payable from a shareholder, secured, 12% interest, due May 2020, convertible at $1 per share	5,000	--

Less discount	(131,600)	(361,843)

Convertible notes payable, net	$1,083,400	$148,157

Less current portion	151,359	--

Convertible notes payable, net - Long-term	$932,041	$148,157

As of September 30, 2016, the Company issued $110,000 of principal amount of 12% secured convertible promissory notes and warrants to purchase our common stock. The notes are due between May and August 2018 and bear interest of percent (12%). The notes are secured by all of the Company’s assets. The outstanding principal amounts and accrued but unpaid interest of the notes are convertible at any time at the option of the holder into common stock at a conversion price of $1.00 per share. The notes the were issued with warrants to purchase up to 110,000 shares of the Company’s common stock at an exercise price of $1.50 per share. The warrants are exercisable at any time. The warrants are exercisable until five (5) years after the closing date.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

On August 2, 2016, the above-mentioned note holders entered into a subordination agreement, wherein the note holders agreed that the security interest granted to the note holders is now subordinated and made subsequent to the security interest granted to Built-Right Holdings, LLC, as mentioned below. In order to induce the note holders to permit and allow their security interest to be subordinated, the Company reduced the note holders’ warrant exercise price of the note holders’ warrants from $1.50 to $1.00 as evidenced in the executed addendums to warrant agreements.

On August 2, 2016, the Company entered into a Loan Agreement and Security Agreement (“Loan Agreement”) with Built-Right Holdings, LLC, an Arizona limited liability company (“Lender”). The Manager of Built-Right Holdings, LLC is 4C Management, Inc., whose Vice President is Rod Cullum, a consultant and shareholder of the Company. Pursuant to the Loan Agreement, Lender agreed to lend the Company $1 Million (the “Loan”). The Loan, which is evidenced by the Company’s Convertible Promissory Note dated August 2, 2016 (the “Note”), bears interest at the rate of twelve percent (12%) per annum and is due August 1, 2018. The Note is secured by a first priority security interest on all of the Company’s assets. The outstanding principal amount and accrued but unpaid interest of the Loan is convertible at any time at the option of the Lender into common stock at a conversion price of $0.25 per share. As of the date of this filing $900,000 has been received.

As an inducement to Lender to provide the Loan, the Company issued to Lender warrants (the “Warrants”) to purchase 1,000,000 shares of the Company’s common stock (the “Shares”) at an exercise price of $1.00 per share. The Warrants are exercisable in whole or in part at any time or from time to time on or after August 2, 2016 and until August 1, 2021.

On May 2, 2017, the Company issued $100,000 of principal amount of 10% secured convertible promissory notes and 20,000 warrants to purchase common stock. The note is due on May 2, 2020 and are secured by the Company’s accounts receivable and inventory. The outstanding principal amounts and accrued but unpaid interest of the notes are convertible at any time at the option of the holder into common stock at a conversion price of $0.50 per share. The notes the were issued with warrants to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable at any time. The warrants are exercisable until four (4) years after the closing date.

On May 2, 2017, the Company issued $50,000 of principal amount of 10% secured convertible promissory notes and 10,000 warrants to purchase common stock. The note is due on May 2, 2020 and are secured by the Company’s accounts receivable and inventory. The outstanding principal amounts and accrued but unpaid interest of the notes are convertible at any time at the option of the holder into common stock at a conversion price of $0.50 per share. The notes the were issued with warrants to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable at any time. The warrants are exercisable until four (4) years after the closing date.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

On May 22, 2017, the Company issued $5,000 of principal amount of 10% secured convertible promissory notes and 1,000 warrants to purchase common stock. The note is due on May 22, 2020 and are secured by the Company’s accounts receivable and inventory. The outstanding principal amounts and accrued but unpaid interest of the notes are convertible at any time at the option of the holder into common stock at a conversion price of $0.50 per share. The notes the were issued with warrants to purchase up to 1,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable at any time. The warrants are exercisable until four (4) years after the closing date.

Interest expense including amortization of the associated debt discount for the ended December 31, 2017 and 2016 was $467,164 and $383,641, respectively.

NOTE 7 - ROYALTY PAYMENTS

The Company has agreed to allow accredited investors the ability to receive a royalty on products sold in an effort to fund its distribution and marketing advances internationally by purchasing units.  Each unit represents 0.625% royalty interest in the Gross Margin of product sold by Bollente International, Inc., costing $25,000 per unit.

During the year ended December 31, 2017, the Company paid $11,400 in dividends related to royalty agreements.

On October 18, 2017, the Company entered into royalty termination agreements whereas the Company converted all royalties interest into a total of 1,400,000 shares of common stock valued at $700,000. As of December 31, 2017, the Company has issued 600,000 shares of common stock and has recorded the balance of the common stock due to stock payable.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Office Lease

In January 2015, the Company executed a sublease agreement with Perigon Companies, LLC, a related party.  The lease term is one year at a rate of $4,000 per month with an option to continue on a month to month basis.  The Company paid a refundable security deposit of $1,500.

In January 2015, the Company executed a sublease agreement with Templar Asset Group, LLC, a related party.  The lease term is one year at a rate of $2,800 per month with an option to continue on a month to month basis.  The Company was not required to pay a security deposit.

Rent expense for the year ended December 31, 2017 and 2016 was $84,000 and $62,000, respectively.

Executive Employment Agreements

The Company has an employment agreement with the CEO/President to perform duties and responsibilities as may be assigned. The base salary is in the amount of $75,000 per annum plus an annual bonus of 120,000 shares of common stock commencing on March 31, 2016 and ending February 28, 2017 with an option renewal on (March 1) thereafter.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

The Company has an employment agreement with the President to perform duties and responsibilities as may be assigned. The base salary is in the amount of $125,000 per annum plus a one-time bonus of 250,000 shares of common stock commencing on October 1, 2016 and ending September 30, 2017 with an option renewal on September 15, 2017.

NOTE 9 - STOCK WARRANTS

As of December 31, 2016, the Company issued warrants to purchase 160,000 shares of the Company’s common stock at an exercise price of $1.50 per share to three accredited investors in connection with 12% secured convertible promissory note financing. The warrants are exercisable at any time until five (5) years after the closing date. On August 2, 2016, the Company reduced the warrant exercise price of the warrant holders’ warrants from $1.50 to $1.00 per share.

On August 2, 2016, The Company issued warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.00 per share to one accredited investor in connection with loan agreement and security agreement dated August 2, 2016. The warrants are exercisable in whole or in part at any time or from time to time on or after August 2, 2016 and until August 1, 2021.

As of December 31, 2016, we issued 77,312 warrants to purchase 77,312 shares of the Company’s common stock at an exercise price of $1.00 per share associated with conversion of the Company’s 6% Series A Convertible Preferred Stock (“Preferred Stock”). The warrants are exercisable at any time until three (3) years after the closing date.

As of December 31, 2017, we issued 236,000 warrants for cash to purchase 236,000 shares of the Company’s common stock at an exercise price of $1.00 per share associated with. The warrants are exercisable at any time until three (3) years after the closing date.

Summary of warrant activity for the two years ended December 31, 2017 and 2016 is presented below:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2015	--	$--
Warrants granted and assumed	--	$--
Warrants expired	--	--
Warrants canceled	--	--
Warrants exercised	--	--
Balance, December 31, 2016	1,237,312	$1.00
Warrants granted and assumed	236,000	$--
Warrants expired	--	--
Warrants canceled	--	--
Warrants exercised	--	--
Balance, December 31, 2017	1,473,312	$1.00

As of December 31, 2017, there are warrants exercisable to purchase 1,473,312 shares of common stock in the Company.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

NOTE 10 - INCOME TAXES

For the year ended December 31, 2017, the cumulative net operating loss carry-forward from continuing operations is approximately $23,997,135 at December 31, 2017 and will expire beginning in the year 2031.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of December 31, 2017 and 2016:

	2017	2016
Deferred tax asset attributable to:
Net operating loss carryover	$8,159,026	$6,227,225
Valuation allowance	(8,159,026)	(6,227,225)
Net deferred tax asset	$--	$--

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $23,997,135 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

NOTE 11 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

Each share of Preferred Stock is convertible, at any time, at the option of the holder, is convertible into five shares of our common stock and one warrant to purchase one share of our common stock at $1.00 per share. All Preferred Stock will be automatically converted into shares of the Company’s common stock and warrants after three years from the original issue date of the Preferred Stock.

During the year ended December 31, 2016, the Company issued 1,111,100 shares of common stock for cash received of $625,070, of which $120,000 of the funds were received during the year ended December 31, 2015 and recorded as stock payable.

During the year ended December 31, 2016, the Company issued 77,312 units consisting of shares of preferred stock and one warrant. During the year shareholder converted 16,312 shares of preferred stock into 81,560 shares of common stock.

During the year ended December 31, 2016, the Company issued 2,974,500 shares of common stock for services totaling $1,392,101. Of which $590,000 of the services were received during the year ended December 31, 2015 and recorded as stock payable.

During the year ended December 31, 2016, 2016, the Company issued 45,000 shares of common stock as part of a loan. The fair value of the shares was $45,000.

During the year ended December 31, 2016 the Company agreed to issue 110,000 shares to three lenders to agree to subordinate their debt. The shares were valued at $110,000.

BOLLENTE COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

(AUDITED)

During the year ended December 31, 2016, the Company issued 50,000 shares of common stock as part of a loan. The fair value of the shares was $50,000.

During the year ended December 31, 2017, the Company issued 2,190,000 shares of common stock for cash received of $876,758, of which $120,000 of the funds were received during the year ended December 31, 2016 and recorded as stock payable.

During the year ended December 31, 2017, the Company received $110,780 cash for the purchase of common stock. As of December 31, 2017, no shares have been issued and the amount is recorded as stock payable.

During the year ended December 31, 2017, the Company issued 25,000 units consisting of shares of preferred stock and one warrant for $62,500 cash. During the year ended December 31, 2017, the Company a shareholder converted 10,000 shares of preferred stock into 50,000 shares of the Company’s common stock and 10,000 warrants.

During the year ended December 31, 2017, the Company repurchased and retired 300,000 shares of common stock for $84,000.

During the year ended December 31, 2017, the Company issued 1,362,500 shares of common stock with a fair value of $473,181 for services, of which $2,000 of the services were received during the year ended December 31, 2016 and recorded as stock payable.

NOTE 12 - SUBSEQUENT EVENT

Subsequent to year end, the Company issued 1,482,560 shares of common stock for cash.

Subsequent to year end, the Company issued 73,500 shares of common stock for services.

Subsequent to year end, the Company issued 550,000 shares of common stock for the termination of certain Royalty Agreements.

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of TKLS in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of TKLS if they were not engaged in willful misfeasance or malfeasance in the performance of his or his duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in TKLS in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the units being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Amounts
Accounting and audit	$5,000
Legal	$15,000
Copying	$500
Transfer Agent and EDGAR Filing Fees	$2000
Securities and Exchange Commission registration fee	$782.33
Total	$23,282.33

P-I

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended:

All of the foregoing securities were issued in accordance with the exemption from registration afforded by Section 4(a)(2), Regulation D or Rule 701 promulgated under the Securities Act, as amended, as the persons receiving such shares having provided the Company with appropriate representations as to their investment intent and their status as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

During the year ended December 31, 2017, we issued 2,190,000 shares of common stock for cash received of $876,758, of which $120,000 of the funds were received during the year ended December 31, 2016 and recorded as stock payable.

During the year ended December 31, 2017, we received $110,780 cash for the purchase of common stock. As of December 31, 2017, no shares have been issued and the amount is recorded as stock payable.

During the year ended December 31, 2017, we issued 25,000 units consisting of shares of preferred stock and one warrant for $62,500 cash. During the year ended December 31, 2017, a shareholder converted 10,000 shares of preferred stock into 50,000 shares of the Company’s common stock and 10,000 warrants.

During the year ended December 31, 2017, we repurchased and retired 300,000 shares of common stock for $84,000.

During the year ended December 31, 2017, we issued 1,362,500 shares of common stock with a fair value of $473,181 for services, of which $2,000 of the services were received during the year ended December 31, 2016 and recorded as stock payable.

We believe that the issuance and sale of the securities was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule. The securities were sold directly by us and did not involve a public offering or general solicitation. The recipients of the securities were afforded an opportunity for effective access to files and records of the Registrant that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to the sale of the securities, were accredited investors and had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The management of the recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the securities.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

P-II

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnihed to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnihed to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C)

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

P-III

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnihed, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnihed to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

P-IV

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

P-V

(7)

In accordance of the Company’s request for acceleration of effective date pursuant to Rule 461 under the Securities Act:

(i)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

P-VI

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 31, 2018.

Trutankless Inc.

By:/s/ Robertson J. Orr

Robertson J. Orr, Chief Executive Officer

and Principal Accounting Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robertson J. Orr	Director	July 31, 2018
Robertson J. Orr

/s/ Robertson J. Orr	Principal Executive Officer	July 31, 2018
Robertson J. Orr

/s/ Robertson J. Orr	Principal Financial Officer	July 31, 2018
Robertson J. Orr

/s/ Robertson J. Orr	Principal Accounting Officer	July 31, 2018
Robertson J. Orr

/s/ Robertson J. Orr	Secretary/Treasurer	July 31, 2018
Robertson J. Orr

/s/ Michael Stebbins	President	July 31, 2018
Michael Stebbins

/s/ Michael Stebbins	Director	July 31, 2018
Michael Stebbins

P-VII

Financial Statements and Exhibits

(a)

Documents filed as part of this Report

1.

Financial Statements:

A.

 (b)

Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Acquisition Agreement and Plan of Merger - dated March 3, 2011(3)
2.2	Addendum No. 1 to Acquisition Agreement and Plan of Merger - Dated April 27, 2011(4)
3(i)(a)	Articles of Incorporation of Trutankless, Inc. (Formerly Alcantara Brands Corporation)(1)
3(i)(b)	Certificate of Amendment - Name Change - Dated March 2, 2011(2)
3(i)(c)	Certificate of Change - 50:1 Reverse Split - Dated September 23, 2010(2)
3(ii)(a)	Bylaws of Trutankless, Inc. (Formerly Alcantara Brands Corporation)(1)
5.1*	Opinion of Brunson Chandler & Jones, PLLC
21.1	Subsidiaries of the Company(5)
23.1*	Consent of AMC Auditing
23.2*	Consent of Brunson Chandler & Jones, PLLC (included as Exhibit 5.1)

(1)

Incorporated by reference from the Company’s Registration Statement on Form SB-2 filed on March 19, 2008.

(2)

Incorporated by reference from the Company’s Quarterly Report on Form 10-Q filed on November 24, 2010.

(3)

Incorporated by reference from the Company’s Current Report on Form 8-K filed on March 10, 2011.

(4)

Incorporated by reference from the Company’s Current Report on Form 8-K filed on May 6, 2011.

(5)

Incorporated by reference from the Company’s Annual Report on Form 10-K/A filed on November 2, 2016.

(6)

Incorporated by reference from the company’s Quarterly Report on Form 10-Q/A filed on November 3, 2016.

*Filed herewith.

P-VIII